Contact: Brian Begley

Investor Relations

1845 Walnut Street

Philadelphia, PA 19103

(215) 546-5005

(215) 553-8455 (facsimile)

Atlas Energy Resources, LLC Appoints R. Randle Scarborough to Board of Directors

Pittsburgh, PA July 25, 2008 - Atlas Energy Resources, LLC (NYSE: ATN) ("Atlas Energy") announced today that it has appointed R. Randle Scarborough as an independent member of the Board of Directors. Mr. Scarborough's appointment to the board will increase the number of independent Atlas Energy board members to four, in order to comply with requirements of the New York Stock Exchange. Matthew A. Jones, Chief Financial Officer of Atlas Energy, will step down from his position on the Atlas Energy board and will maintain his board membership on Atlas Pipeline Holdings GP, LLC.

Mr. Scarborough has been the managing member of Scarborough Properties, LLC, a Philadelphia area based real estate development company, since 1980. Over the past thirty years, he has developed numerous real estate projects in the Philadelphia metropolitan and southern New Jersey areas, including condominium projects, shopping centers, office complexes, marinas and single family lots. Mr. Scarborough is a graduate from the Wharton School of Business at the University of Pennsylvania.

Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil.  Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. Atlas Energy sponsors and manages tax-advantaged investment partnerships, in which we co-invest, to finance the exploration and development of our acreage in the Appalachian Basin.  We are active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy's website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.